Exhibit (a)(9)



                    MUNIYIELD NEW JERSEY INSURED FUND, INC.

                 Articles Supplementary creating one series of

                        Auction Market Preferred Stock



     MUNIYIELD NEW JERSEY INSURED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by article fifth of its Charter, the Board of Directors has reclassified 800 authorized and unissued shares of common stock of the Corporation as preferred stock of the Corporation and has authorized the issuance of one series of preferred stock, par value $.10 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock, Series B.

     SECOND: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of preferred stock are as follows:

                                  DESIGNATION

     A series of 800 shares of preferred stock, par value $.10 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Stock, Series B." Each share of Auction Market Preferred Stock, Series B (sometimes referred to herein as "AMPS") shall be issued on a date to be determined by the Board of Directors of the Corporation or pursuant to their delegated authority; have an Initial Dividend Rate and an Initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Directors of the Corporation or pursuant to their delegated authority; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as are set forth in these Articles Supplementary. The Auction Market Preferred Stock, Series B shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Market Preferred Stock, Series B shall be identical.

     1. Definitions.

     (a) Unless the context or use indicates another or different meaning or intent, in these Articles Supplementary the following terms have the following meanings, whether used in the singular or plural:

     "Additional Dividend" has the meaning set forth in paragraph 2(e) of these Articles Supplementary.

     "Adviser" means the Corporation's investment adviser which initially shall be Fund Asset Management, L.P.

     "Affiliate" means any Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successors, known to the Auction Agent to be controlled by, in control of, or under common control with, the Corporation.

     "Agent Member" means a member of the Securities Depository that will act on behalf of a Beneficial Owner of one or more shares of AMPS or a Potential Beneficial Owner.

     "AMPS" means the Auction Market Preferred Stock, Series B.

     "AMPS Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of shares of AMPS and Other AMPS Outstanding on such Valuation Date multiplied by the sum of (a) $25,000 and (b) any applicable redemption premium attributable to the designation of a Premium Call Period; (B) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each share of AMPS and Other AMPS Outstanding, in each case, to (but not including) the end of the current Dividend Period that follows such Valuation Date in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date or through the 49th day after such Valuation Date in the event the then current Dividend Period will not end within 49 calendar days of such Valuation Date; (C) in the event the then current Dividend Period will end within 49 calendar days of such Valuation Date, the aggregate amount of cash dividends that would accumulate at the Maximum Applicable Rate applicable to a Dividend Period of 28 or fewer days on any shares of AMPS and Other AMPS Outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the larger of the Moody's Volatility Factor and the S&P Volatility Factor, determined from time to time by Moody's and S&P, respectively (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period

Rate); (D) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date (including any premiums payable with respect to a Policy); (E) the amount of current outstanding balances of any indebtedness which is senior to the AMPS plus interest actually accrued together with 30 days additional interest on the current outstanding balances calculated at the current rate; (F) the amount of the Corporation's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (G) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(F) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation for portfolio securities purchased as of such Valuation Date and any liabilities incurred for the purpose of clearing securities transactions) less (ii) either
(A) the Discounted Value of any of the Corporation's assets, or (B) the face value of any of the Corporation's assets if such assets mature prior to or on the date of redemption of AMPS or payment of a liability and are either securities issued or guaranteed by the United States Government or Deposit Securities, in both cases irrevocably deposited by the Corporation for the payment of the amount needed to redeem shares of AMPS subject to redemption or to satisfy any of (i)(B) through (i)(G). For Moody's, the Corporation shall include as a liability an amount calculated semi-annually equal to 150% of the estimated cost of obtaining other insurance guaranteeing the timely payment of interest on a Moody's Eligible Asset and principal thereof to maturity with respect to Moody's Eligible Assets that (i) are covered by a Policy which provides the Corporation with the option to obtain such other insurance and
(ii) are discounted by a Moody's Discount Factor determined by reference to the insurance claims-paying ability rating of the issuer of such Policy.

     "AMPS Basic Maintenance Cure Date," with respect to the failure by the Corporation to satisfy the AMPS Basic Maintenance Amount (as required by paragraph 7(a) of these Articles

Supplementary) as of a given Valuation Date, means the sixth Business Day following such Valuation Date.

     "AMPS Basic Maintenance Report" means a report signed by any of the President, Treasurer, any Senior Vice President or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and the Discounted Value thereof (seriatim and in aggregate), the AMPS Basic Maintenance Amount and the net asset value and market trading price per share of Common Stock.

     "Anticipation Notes" shall mean the following New Jersey Municipal Bonds: revenue anticipation notes, tax anticipation notes, tax and revenue anticipation notes, grant anticipation notes and bond anticipation notes.

     "Applicable Percentage" has the meaning set forth in paragraph 10(a)(vii) of these Articles Supplementary.

     "Applicable Rate" means the rate per annum at which cash dividends are payable on the AMPS or Other AMPS, as the case may be, for any Dividend Period.

     "Applicable Spread" has the meaning set forth in paragraph 10(a)(vii) of these Articles Supplementary.

     "Auction" means a periodic operation of the Auction Procedures.

     "Auction Agent" means The Bank of New York unless and until another commercial bank, trust company or other financial institution appointed by a resolution of the Board of Directors of the Corporation or a duly authorized committee thereof enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate and to act as transfer agent, registrar, dividend disbursing agent and redemption agent for the AMPS and Other AMPS.

     "Auction Date" has the meaning set forth in paragraph 10(a)(ii) of these Articles Supplementary.

     "Auction Procedures" means the procedures for conducting Auctions set forth in paragraph 10 of these Articles Supplementary.

     "Auditors' Confirmation" has the meaning set forth in paragraph 7(c) of these Articles Supplementary.

     "Beneficial Owner" means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of shares of AMPS or a Broker-Dealer that holds AMPS for its own account.

     "Broker-Dealer" means any broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in paragraph 10 of these Articles Supplementary, that has been selected by the Corporation and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

     "Broker-Dealer Agreement" means an agreement between the Auction Agent and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures specified in paragraph 10 of these Articles Supplementary.

     "Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York are authorized or obligated by law to close.

     "Charter" means the Articles of Incorporation, as amended and supplemented (including these Articles Supplementary), of the Corporation on file in the State Department of Assessments and Taxation of Maryland.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the common stock, par value $.10 per share, of the Corporation.

     "Corporation" means MuniYield New Jersey Insured Fund, Inc., a Maryland corporation.

     "Date of Original Issue" means, with respect to any share of AMPS or Other AMPS, the date on which the Corporation originally issues such share.

     "Deposit Securities" means cash and New Jersey Municipal Bonds and Municipal Bonds rated at least A2 (having a remaining maturity of 12 months or less), P-1, VMIG-1 or MIG-1 by Moody's or A (having a remaining maturity of 12 months or less), A-1+ or SP-1+ by S&P or A (having a remaining maturity of 12 months or less) or F-1+ by Fitch.

     "Discounted Value" means (i) with respect to an S&P Eligible Asset, the quotient of the Market Value thereof divided by the applicable S&P Discount Factor and (ii) with respect to a Moody's Eligible Asset, the lower of par and the quotient of the Market Value thereof divided by the applicable Moody's Discount Factor.

     "Dividend Payment Date," with respect to AMPS, has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Dividend Period" means the Initial Dividend Period, any 7-Day Dividend Period and any Special Dividend Period.

     "Existing Holder" means a Broker-Dealer or any such other Person as may be permitted by the Corporation that is listed as the holder of record of shares of AMPS in the Stock Books.

     "Fitch" means Fitch Ratings or its successors.

     "Forward Commitment" has the meaning set forth in paragraph 8(c) of these Articles Supplementary.

     "High Yield Municipal Bonds" means (a) with respect to Moody's (1) New Jersey Municipal Bonds and Municipal Bonds rated Ba1 to B3 by Moody's, (2) New Jersey Municipal Bonds and Municipal Bonds not rated by Moody's, but rated BB+ to B- by S&P or Fitch, and (3) New Jersey Municipal Bonds and Municipal Bonds not explicitly rated by Moody's, S&P or Fitch, but rated at least the equivalent of B3 internally by the Adviser, provided that Moody's reviews and achieves sufficient comfort with the Adviser's internal credit rating processes, and (b) with respect to S&P (1) New Jersey Municipal Bonds not rated by S&P but rated equivalent to BBB+ or lower by another NRSRO and (2) New Jersey Municipal Bonds rated BB+ or lower by S&P.

     "Holder" means a Person identified as a holder of record of shares of AMPS in the Stock Register.

     "Independent Auditors" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Corporation, an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

     "Initial Dividend Payment Date" means the Initial Dividend Payment Date as determined by the Board of Directors of the Corporation with respect to the AMPS or Other AMPS, as the case may be.

     "Initial Dividend Period," with respect to the AMPS, has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Initial Dividend Rate," with respect to the AMPS, means the rate per annum applicable to the Initial Dividend Period for the AMPS and, with respect to Other AMPS, has the equivalent meaning.

     "Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract.

     "Inverse Floaters" means trust certificates or other instruments evidencing interests in one or more New Jersey Municipal Bonds or Municipal Bonds that qualify as (i) S&P Eligible Assets the interest rates on which are adjusted at short term intervals on a basis that is inverse to the simultaneous readjustment of the interest rates on corresponding floating rate trust certificates or other instruments issued by the same issuer, provided that the ratio of the aggregate dollar amount of floating rate instruments to inverse floating rate instruments issued by the same issuer does not exceed one to one at their time of original issuance unless the floating rate instrument has only one reset remaining until maturity or (ii) Moody's Eligible Assets the interest rates on which are adjusted at short term intervals on a basis that is inverse to the simultaneous readjustment of the interest rates on corresponding floating rate trust certificates or other instruments issued by the same issuer, provided that (a) such Inverse Floaters are rated by Moody's with the Adviser having the capability to collapse (or relink) within seven (7) days as a liquidity enhancement measure, and (b) the issuer of such Inverse Floaters employs a leverage factor (i.e., the ratio of underlying capital appreciation bonds or other instruments to residual long-term derivative instruments) of not more than 2:1.

     "LIBOR Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other dealer or dealers as the Corporation from time to time may appoint or, in lieu thereof, their respective affiliates and successors.

     "LIBOR Rate," on any Auction Date, means (i) the rate for deposits in U.S. dollars for the designated Dividend Period, which appears on display page 3750 of Moneyline's Telerate Service ("Telerate Page 3750") (or such other page as may replace that page on that service, or such other service as may be selected by the LIBOR Dealer or its successors that are LIBOR Dealers) as of 11:00 a.m., London time, on the day that is the London Business Day preceding the Auction Date (the "LIBOR Determination Date"), or (ii) if such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750, (A) the LIBOR Dealer shall determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Dividend Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks,
(B) if at least two of the Reference Banks provide such quotations, LIBOR Rate shall equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, LIBOR Rate shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the LIBOR Dealer (after obtaining the Corporation's approval) are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Dividend Period in an amount determined by the LIBOR Dealer (after obtaining the Corporation's approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if one of the LIBOR Dealers does not quote a rate required to determine the LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Corporation to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, the LIBOR Rate shall be the LIBOR Rate as determined on the previous Auction Date. If the number of Dividend Period days shall be (i) 7 or more but fewer than 21 days, such rate shall be the seven-day LIBOR rate; (ii) more than 21 but fewer than 49 days, such rate shall be the one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate shall be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate shall be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days, such rate shall be the four-month LIBOR rate; (vi) 140 or more but fewer than 168 days, such rate shall be the five-month LIBOR rate; (vii) 168 or more but fewer than 189 days, such rate shall be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate shall be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate shall be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate shall be the nine-month LIBOR rate;
(xi) 287 or more but fewer than 315 days, such rate shall be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate shall be the eleven-month LIBOR rate; and (xiii) 343 or more but fewer than 365 days, such rate shall be the twelve-month LIBOR rate.

     "London Business Day" means any day on which commercial banks are generally open for business in London.

     "Long Term Dividend Period" means a Special Dividend Period consisting of a specified period of one whole year or more but not greater than five years.

     "Mandatory Redemption Price" means $25,000 per share of AMPS plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption and excluding Additional Dividends.

     "Marginal Tax Rate" means the maximum marginal regular Federal individual income tax rate applicable to ordinary income or the maximum marginal regular Federal corporate income tax rate, whichever is greater.



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

     "Market Value" of any asset of the Corporation shall be the market value thereof determined by the Pricing Service. Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio securities at the quoted bid prices or the mean between the quoted bid and asked price or the yield equivalent when quotations are not readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service using methods which include consideration of:

     yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids obtained by the Corporation from dealers who are members of the National Association of Securities Dealers, Inc. and who make a market in the security, at least one of which shall be in writing. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, are valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors.

     "Maximum Applicable Rate," with respect to AMPS, has the meaning set forth in paragraph 10(a)(vii) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Maximum Potential Additional Dividend Liability," as of any Valuation Date, means the aggregate amount of Additional Dividends that would be due if the Corporation were to make Retroactive Taxable Allocations, with respect to any fiscal year, estimated based upon dividends paid and the amount of undistributed realized net capital gains and other taxable income earned by the Corporation, as of the end of the calendar month immediately preceding such Valuation Date and assuming such Additional Dividends are fully taxable.

     "Moody's" means Moody's Investors Service, Inc. or its successors.

     "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any New Jersey Municipal Bond or Municipal Bond which constitutes a Moody's Eligible Asset, the percentage determined by reference to (a) the rating by Moody's, S&P or Fitch on such New Jersey Municipal or Municipal Bond or (b) in the event the Moody's Eligible Asset is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other insurance guaranteeing the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's, S&P or Fitch insurance claims-paying ability rating of the issuer of the Policy or
(c) in the event the Moody's Eligible Asset is insured under an insurance policy which guarantees the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's, S&P or Fitch insurance claims-paying ability rating of the issuer of the insurance policy, in accordance with the tables (for the applicable Moody's Exposure Period) set forth below:
        ---------------------------------------------------------
                          Moody's Rating Category (1)
        ---------------------------------------------------------
           Aaa        Aa        A         Baa        Other (2)
        ---------------------------------------------------------
           151%      159%      160%      173%         225%
        ---------------------------------------------------------

Footnotes:
(1) Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.
(2) New Jersey Municipal Bonds and Municipal Bonds rated Ba1 to B3 by Moody's or, if not rated by Moody's, rated BB+ to B- by S&P or Fitch. In addition, New Jersey Municipal Bonds and Municipal Bonds not explicitly rated by Moody's, S&P or Fitch, but rated at least the equivalent of B3 internally by the Adviser, provided that Moody's reviews and achieves sufficient comfort with the Adviser's internal credit rating processes, will be included under "Other" in the table. Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody's, unrated

     New Jersey Municipal Bonds and Municipal Bonds which are rated at least the equivalent of B3 by the Adviser internally are limited to 10% of Moody's Eligible Assets.


                 --------------------------------------------
                            Moody's Rating Category
                 --------------------------------------------
                   MIG-1, VMIG-1,           MIG-1, VMIG-1,
                      P-1 (1)                   P-1 (2)
                 --------------------------------------------
                       100%                      136%
                 --------------------------------------------

Footnotes:
(1) Moody's rated New Jersey Municipal Bonds or Municipal Bonds that have a maturity less than or equal to 49 days and New Jersey Municipal Bonds or Municipal Bonds not rated by Moody's but rated the equivalent to MIG-1, VMIG-1, or P-1 by S&P or Fitch that have a maturity less than or equal to 49 days.
(2) Moody's rated New Jersey Municipal Bonds or Municipal Bonds that have a maturity greater than 49 days and New Jersey Municipal Bonds or Municipal Bonds not rated by Moody's but rated the equivalent to MIG-1, VMIG-1, or P-1 by S&P or Fitch that have a maturity greater than 49 days.





; provided, however, in the event a Moody's Discount Factor applicable to a Moody's Eligible Asset is determined by reference to an insurance claims-paying ability rating in accordance with clause (b) or (c), such Moody's Discount Factor shall be increased by an amount equal to 50% of the difference between (i) the percentage set forth in the foregoing table under the applicable rating category and (ii) the percentage set forth in the foregoing table under the rating category which is one category lower than the applicable rating category.

     Notwithstanding the foregoing, no Moody's Discount Factor will be applied to cash or to Receivables for New Jersey Municipal Bonds and Municipal Bonds Sold that are due within five Business Days of such Valuation Date. The Moody's Discount Factor for Receivables for New Jersey Municipal Bonds and Municipal Bonds Sold that are due within six and 30 Business Days of such Valuation Date will be the Moody's Discount Factor applicable to the New Jersey Municipal Bonds or Municipal Bonds sold. "Receivables for New Jersey Municipal Bonds and Municipal Bonds Sold," for purposes of calculating Moody's Eligible Assets as of any Valuation Date, means the book value of receivables for New Jersey Municipal Bonds and Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within 30 Business Days of such Valuation Date.

     The Moody's Discount Factor for Inverse Floaters shall be the product of
(x) the percentage determined by reference to the rating on the security underlying such Inverse Floaters multiplied by (y) 1.25.

     The Moody's Discount Factor for Rule 2a-7 Money Market Funds shall be
110%.

     "Moody's Eligible Asset" means cash, Receivables for New Jersey Municipal Bonds and Municipal Bonds Sold, Rule 2a-7 Money Market Funds, a New Jersey Municipal Bond or a Municipal Bond that (i) pays interest in cash, (ii) is publicly rated B3 or higher by Moody's or, if not rated by Moody's, but rated by S&P or Fitch, is publicly rated at least B- by S&P or Fitch, or if not explicitly rated by Moody's, S&P or Fitch, be rated at least the equivalent of B3 internally by the Adviser, provided that Moody's reviews and achieves sufficient comfort with the Adviser's internal credit rating processes, (iii) does not have its Moody's rating suspended by Moody's, (iv) if an Inverse Floater, is explicitly rated by Moody's, and (v) is part of an issue of New Jersey Municipal Bonds or Municipal Bonds of at least $10,000,000 (except for issues rated Aaa by Moody's, as provided in the chart below). In addition, New Jersey Municipal Bonds and Municipal Bonds in the Corporation's portfolio must be within the following diversification requirements in order to be included within Moody's Eligible Assets:




                                         Minimum              Maximum                                    Maximum State
                                       Issue Size            Underlying           Maximum Issue             Allowed
 Rating                               ($ Millions)        Obligor (%) (1)        Type(%) (1)(3)            (%) (1)(4)
 ------                               ------------        ---------------        --------------            ----------
 Aaa.................................       *                     100                  100                    100
 Aa..................................      10                      20                   60                     60



                                                                  15

 A...................................      10                      10                   40                     40
 Baa.................................      10                       6                   20                     20
 Ba..................................      10                       4                   12                     12
 B...................................      10                       3                   12                     12
 Other (2)...........................      10                       2                   12                     12


-----------------
(1) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category.
(2) New Jersey Municipal Bonds and Municipal Bonds not rated by Moody's, S&P or Fitch, but rated at least the equivalent of B3 internally by the Adviser.
(3)  Does not apply to general obligation bonds. (6)
(4) Does not apply to New Jersey Municipal Bonds. Territorial bonds (other than those issued by Puerto Rico and counted collectively) are each limited to 10% of Moody's Eligible Assets. For diversification purposes, Puerto Rico will be treated as a state.
*    Not applicable.

For purposes of the maximum underlying obligor requirement described above, any New Jersey Municipal Bond or Municipal Bond backed by the guaranty, letter of credit or insurance issued by a third party will be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Bond. For purposes of the issue type concentration requirement described above, New Jersey Municipal Bonds and Municipal Bonds will be classified within one of the following categories: health care issues (teaching and non-teaching hospitals, public and private), housing issues (single- and multi-family), educational facilities issues (public and private schools), student loan issues, resource recovery issues, transportation issues (mass transit, airport and highway bonds), industrial revenue/pollution control bond issues, utility issues (including water, sewer and electricity), general obligation issues, lease obligations/certificates of participation, escrowed bonds and other issues ("Other Issues") not falling within one of the aforementioned categories (includes special obligations to crossover, excise and sales tax revenue, recreation revenue, special assessment and telephone revenue bonds). In no event shall (a) more than 10% of Moody's Eligible Assets consist of student loan issues, (b) more than 10% of Moody's Eligible Assets consist of resource recovery issues or (c) more than 10% of Moody's Eligible Assets consist of Other Issues.

     When the Corporation sells a New Jersey Municipal Bond or Municipal Bond and agrees to repurchase it at a future date, the Discounted Value of such Bond will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such Bond will count as a liability for purposes of calculating the AMPS Basic Maintenance Amount. For so long as the AMPS are rated by Moody's, the Corporation will not enter into any such reverse repurchase agreements unless it has received written confirmation from Moody's that such transactions would not impair the rating then assigned the AMPS by Moody's. When the Corporation purchases a New Jersey Municipal Bond or Municipal Bond and agrees to sell it at a future date to another party, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such Bond will constitute a Moody's Eligible Asset.

     High Yield Municipal Bonds may comprise no more than 20% of Moody's Eligible Assets. Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody's, unrated High Yield Municipal Bonds which are rated at least the equivalent of B3 by the Adviser internally are limited to 10% of Moody's Eligible Assets.

     Inverse Floaters, including primary market and secondary market residual interest bonds, may constitute no more than 10% of Moody's Eligible Assets.

     Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset if it is (i) held in a margin account, (ii) subject to any material lien, mortgage, pledge, security interest or security agreement of any kind, (iii) held for the purchase of a security pursuant to a

Forward Commitment or (iv) irrevocably deposited by the Corporation for the payment of dividends or redemption.

     "Moody's Exposure Period" means the period commencing on a given Valuation Date and ending 49 days thereafter.

     "Moody's Hedging Transactions" has the meaning set forth in paragraph 8(b) of these Articles Supplementary.

     "Moody's Volatility Factor" means 272% as long as there has been no increase enacted to the Marginal Tax Rate. If such an increase is enacted but not yet implemented, the Moody's Volatility Factor shall be as follows:

              % Change in                Moody's Volatility
           Marginal Tax Rate                    Factor
           -----------------             ------------------

                     <=5%                        292%
             >5% but <=10%                       313%
            >10% but <=15%                       338%
            >15% but <=20%                       364%
            >20% but <=25%                       396%
            >25% but <=30%                       432%
            >30% but <=35%                       472%
            >35% but <=40%                       520%


Notwithstanding the foregoing, the Moody's Volatility Factor may mean such other potential dividend rate increase factor as Moody's advises the Corporation in writing is applicable.

     "Municipal Bonds" means "Municipal Bonds" as defined in the Corporation's Registration Statement on Form N-2 (File No. 333-_________) relating to the AMPS on file with the Securities and Exchange Commission, as such Registration Statement may be amended from time to time, as well as short-term municipal obligations, High Yield Municipal Bonds and Inverse Floaters.

     "Municipal Index" has the meaning set forth in paragraph 8(a) of these Articles Supplementary.

     "New Jersey Municipal Bonds" means Municipal Bonds issued by or on behalf of the State of New Jersey, its political subdivisions, agencies and instrumentalities and by other qualifying issuers that pay interest which, in the opinion of bond counsel to the issuer, is exempt from Federal and New Jersey income taxes, and includes Inverse Floaters.

     "1940 Act" means the Investment Company Act of 1940, as amended from time to time.

     "1940 Act AMPS Asset Coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of AMPS and Other AMPS (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of paying dividends on its common stock).

     "1940 Act Cure Date," with respect to the failure by the Corporation to maintain the 1940 Act AMPS Asset Coverage (as required by paragraph 6 of these Articles Supplementary) as of the last Business Day of each month, means the last Business Day of the following month.

     "Non-Call Period" has the meaning set forth under the definition of "Specific Redemption Provisions".

     "Non-Payment Period" means, with respect to the AMPS, any period commencing on and including the day on which the Corporation shall fail to (i) declare, prior to the close of business on the second Business Day preceding any Dividend Payment Date, for payment on or (to the extent permitted by paragraph 2(c)(i) of these Articles Supplementary) within three Business Days after such Dividend Payment Date to the Holders as of 12:00 noon, Eastern time, on the Business

Day preceding such Dividend Payment Date, the full amount of any dividend on shares of AMPS payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Auction Agent by 12:00 noon, Eastern time, (A) on such Dividend Payment Date the full amount of any cash dividend on such shares payable (if declared) on such Dividend Payment Date or
(B) on any redemption date for any shares of AMPS called for redemption, the Mandatory Redemption Price per share of such AMPS or, in the case of an optional redemption, the Optional Redemption Price per share, and ending on and including the Business Day on which, by 12:00 noon, Eastern time, all unpaid cash dividends and unpaid redemption prices shall have been so deposited or shall have otherwise been made available to Holders in same-day funds; provided that, a Non-Payment Period shall not end unless the Corporation shall have given at least five days' but no more than 30 days' written notice of such deposit or availability to the Auction Agent, all Existing Holders (at their addresses appearing in the Stock Books) and the Securities Depository. Notwithstanding the foregoing, the failure by the Corporation to deposit funds as provided for by clauses (ii)(A) or (ii)(B) above within three Business Days after any Dividend Payment Date or redemption date, as the case may be, in each case to the extent contemplated by paragraph 2(c)(i) of these Articles Supplementary, shall not constitute a "Non-Payment Period."

     "Non-Payment Period Rate" means, initially, 200% of the applicable Reference Rate (or 300% of such rate if the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of AMPS), provided that the Board of Directors of the Corporation shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors of the Corporation determines and Moody's and S&P (and any Substitute Rating Agency or

Substitute Rating Agencies, as the case may be, in lieu of Moody's or S&P, or both, in the event either or both of such parties shall not rate the AMPS) advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then current ratings on the AMPS.

     "Normal Dividend Payment Date" has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary.

     "Notice of Redemption" means any notice with respect to the redemption of shares of AMPS pursuant to paragraph 4 of these Articles Supplementary.

     "Notice of Revocation" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

     "Notice of Special Dividend Period" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

     "NRSRO" means any nationally recognized statistical rating organization, as that term is used in Rule 15a3-1 under the Securities Exchange Act of 1934, as amended, or any successor provisions.

     "Optional Redemption Price" means $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption and excluding Additional Dividends plus any applicable redemption premium attributable to the designation of a Premium Call Period.

     "Other AMPS" means the auction rate preferred stock of the Corporation, other than the AMPS.

     "Outstanding" means, as of any date (i) with respect to AMPS, shares of AMPS theretofore issued by the Corporation except, without duplication, (A) any shares of AMPS theretofore cancelled or delivered to the Auction Agent for cancellation, or redeemed by the Corporation, or as to which a Notice of Redemption shall have been given and Deposit Securities shall have been deposited in trust or segregated by the Corporation pursuant to paragraph 4(c) and (B) any shares of AMPS as to which the Corporation or any Affiliate thereof shall be a Beneficial Owner, provided that shares of AMPS held by an Affiliate shall be deemed outstanding for purposes of calculating the AMPS Basic Maintenance Amount and (ii) with respect to shares of other Preferred Stock, has the equivalent meaning.

     "Parity Stock" means the AMPS and each other outstanding series of Preferred Stock the holders of which, together with the holders of the AMPS, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to the full respective preferential amounts to which they are entitled, without preference or priority one over the other.

     "Person" means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

     "Policy" means an insurance policy purchased by the Corporation which guarantees the payment of principal and interest on specified Municipal Bonds and New Jersey Municipal Bonds during the period in which such Municipal Bonds and New Jersey Municipal Bonds are owned by the Corporation; provided, however, that, as long as the AMPS are rated by Moody's and S&P, the Corporation will not obtain any Policy unless Moody's and S&P advise the Corporation in writing that the purchase of such Policy will not adversely affect their then-current rating on the AMPS.

     "Potential Beneficial Owner" means a customer of a Broker-Dealer or a Broker-Dealer that is not a Beneficial Owner of shares of AMPS but that wishes to purchase such shares, or that is a Beneficial Owner that wishes to purchase additional shares of AMPS.

     "Potential Holder" means any Broker-Dealer or any such other Person as may be permitted by the Corporation, including any Existing Holder, who may be interested in acquiring shares of AMPS (or, in the case of an Existing Holder, additional shares of AMPS).

     "Preferred Stock" means the preferred stock of the Corporation, and includes AMPS and Other AMPS.

     "Premium Call Period" has the meaning set forth under the definition of "Specific Redemption Provisions."

     "Pricing Service" means J.J. Kenny or any pricing service designated by the Board of Directors of the Corporation provided the Corporation obtains written assurance from S&P and Moody's that such designation will not impair the rating then assigned by S&P and Moody's to the AMPS.

     "Receivables for New Jersey Municipal Bonds Sold" has the meaning set forth under the definition of "S&P Discount Factor."

     "Receivables for New Jersey Municipal Bonds or Municipal Bonds Sold" has the meaning set forth under the definition of "Moody's Discount Factor."

     "Reference Banks" means four major banks in the London interbank market selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates or successors or such other party as the Corporation may from time to time appoint.

     "Reference Rate" means: (i) with respect to a Dividend Period having 364 or fewer days, the higher of the applicable LIBOR Rate and the Taxable Equivalent of the Short-Term Municipal

Bond Rate, or (ii) with respect to any Dividend Period having 365 or more days, the applicable Treasury Index Rate.

     "Request for Special Dividend Period" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

     "Response" has the meaning set forth in paragraph 2(c)(iii) of these Articles Supplementary.

     "Retroactive Taxable Allocation" has the meaning set forth in paragraph 2(e) of these Articles Supplementary.

     "Right" with respect to the AMPS, has the meaning set forth in paragraph 2(e) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Rule 2a-7 Money Market Funds" means investment companies registered under the 1940 Act that comply with the requirements of Rule 2a-7 thereunder.

     "S&P" means Standard & Poor's or its successors.

     "S&P Discount Factor" means, for purposes of determining the Discounted Value of any New Jersey Municipal Bond which constitutes an S&P Eligible Asset, the percentage determined by reference (a) to the rating by S&P, Moody's or Fitch on such New Jersey Municipal Bond or (b) in the event the New Jersey Municipal Bond is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other permanent insurance guaranteeing the timely payment of interest on such New Jersey Municipal Bond and principal thereof to maturity, the S&P, Moody's or Fitch insurance claims-paying ability rating of the issuer of the Policy or (c) in the event the New Jersey Municipal Bond is insured under an insurance policy which guarantees the timely payment of interest on such New Jersey Municipal Bond and principal thereof to maturity, the S&P, Moody's or Fitch insurance claims-paying ability rating of the issuer of the insurance policy; provided, however, for purposes of determining the S&P Discount Factor applicable to New Jersey Municipal Bonds or issuers not rated by S&P, the New Jersey Municipal Bonds or issuers will carry an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such New Jersey Municipal Bond or issuer is placed by a NRSRO, in accordance with the table (for the applicable S&P Exposure Period) set forth below:

 ---------------------------------------------------------------------------
                          S&P's Rating Category (1)
 ---------------------------------------------------------------------------
   AAA* (2)     AA*      A*      BBB*      BB*      B*      CCC*      NR
 ---------------------------------------------------------------------------
   159.75%   162.75%  165.75%  168.75%  190.11%  210.11%  230.11%   235.00%
 ---------------------------------------------------------------------------

-----------
*    S&P rating.
(1) For New Jersey Municipal Bonds of any one issuer rated at least BBB- by S&P, or if not rated by S&P, rated at least A- by another NRSRO, 2% is added to the applicable S&P Discount Factor for every 1% by which the Market Value of such New Jersey Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets, but in no event greater than 10%; or for any percentage over 5% add 10 percentage points to the applicable S&P Discount Factor.
(2) For zero coupon New Jersey Municipal Bonds, the S&P Discount Factor is 441.80%.

     Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term New Jersey Municipal Bonds will be 115%, so long as such New Jersey Municipal Bonds are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 120% so long as such New Jersey Municipal Bonds are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such New Jersey Municipal Bonds are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's or F-1+ by Fitch; provided, however, such short-term New Jersey Municipal Bonds rated by Moody's or Fitch but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-1+ from S&P; and further provided that such short-term New Jersey Municipal Bonds rated by Moody's or Fitch but not rated by S&P may comprise no more than

50% of short-term New Jersey Municipal Bonds that qualify as S&P Eligible Assets, (ii) the S&P Discount Factor for Rule 2a-7 Money Market Funds will be 110%, (iii) the S&P Discount Factor for Receivables for New Jersey Municipal Bonds Sold that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the New Jersey Municipal Bonds sold, and (iv) no S&P Discount Factor will be applied to cash or to Receivables for New Jersey Municipal Bonds Sold if such receivables are due within five Business Days of such Valuation Date. "Receivables for New Jersey Municipal Bonds Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for New Jersey Municipal Bonds sold as of or prior to such Valuation Date. For purposes of the foregoing, Anticipation Notes rated SP-1 or, if not rated by S&P, rated VMIG-1 by Moody's or F-1+ by Fitch, which do not mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term New Jersey Municipal Bonds.

     "S&P Eligible Asset" means cash, Receivables for New Jersey Municipal Bonds Sold, Rule 2a-7 Money Market Funds or a New Jersey Municipal Bond that
(i) except for zero coupon New Jersey Municipal Bonds rated AAA by S&P that mature in 30 years or less, is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in United States Dollars; (iii) is not subject to a covered call or covered put option written by the Corporation; (iv) except for Inverse Floaters, is not part of a private placement; and (v) except for Inverse Floaters and legally defeased bonds that are secured by securities issued or guaranteed by the United States Government, is part of an issue of New Jersey Municipal Bonds with an original issue size of at least $10 million or, if of an issue with an original issue size below $10 million, is rated at least AA or higher by S&P. Notwithstanding the foregoing:

          (1) New Jersey Municipal Bonds of any one issue type category (as described below) will be considered S&P Eligible Assets only to the extent the Market Value of such New Jersey Municipal Bonds does not exceed 25% of the aggregate Market Value of S&P Eligible Assets, except that New Jersey Municipal Bonds falling within the utility issue type category will be broken down into three sub-categories (as described below) and such New Jersey Municipal Bonds will be considered S&P Eligible Assets to the extent the Market Value of such New Jersey Municipal Bonds in each such sub-category does not exceed 25% of the aggregate Market Value of S&P Eligible Assets and except that New Jersey Municipal Bonds falling within the general obligation issue type category will be considered S&P Eligible Assets to the extent the Market Value of such New Jersey Municipal Bonds does not exceed 50% of the aggregate Market Value of S&P Eligible Assets. For purposes of the issue type category requirement described above, New Jersey Municipal Bonds will be classified within one of the following categories: health care issues, housing issues, educational facilities issues, student loan issues, transportation issues, industrial development bond issues, utility issues, general obligation issues, lease obligations, escrowed bonds and other issues not falling within one of the aforementioned categories. The general obligation issue type category includes any issuer that is directly or indirectly guaranteed by the State of New Jersey or its political subdivisions. Utility issuers are included in the general obligation issue type category if the issuer is directly or indirectly guaranteed by the State of New Jersey or its political subdivisions. For purposes of the issue type category requirement described above, New Jersey Municipal Bonds in the utility issue type category will be classified within one of the three following sub-categories: (i) electric, gas and combination issues (if the combination issue includes an electric issue), (ii) water and sewer utilities and combination issues (if the combination issue does not include an electric issue), and (iii) irrigation, resource recovery, solid waste and other utilities;

          (2) New Jersey Municipal Bonds which are escrow bonds or defeased bonds may compose up to 100% of the aggregate Market Value of S&P Eligible Assets if such New Jersey Municipal Bonds initially are assigned a rating by S&P in accordance with S&P's legal defeasance criteria or rerated by S&P as economic defeased escrow bonds and assigned an AAA rating. New Jersey Municipal Bonds may be rated as escrow bonds by another NRSRO or rerated as an escrow bond and assigned the equivalent of an S&P AAA rating, provided that such equivalent rated Bonds are limited to 50% of the aggregate Market Value of S&P Eligible Assets and are deemed to have an AA S&P rating for purposes of determining the S&P Discount Factor applicable to such New Jersey Municipal Bonds. The limitations on New Jersey Municipal Bonds in clause (1) above and clauses
     (3) and (4) below are not applicable to escrow bonds, however, economically defeased bonds that are either initially rated or rerated by S&P or another NRSRO and assigned the same rating level as the issuer of the New Jersey Municipal Bonds will remain in its original issue type category set forth in clause (1) above;

          (3) New Jersey Municipal Bonds which are not rated by any NRSRO may comprise no more than 10% of S&P Eligible Assets;

          (4) New Jersey Municipal Bonds rated at least BBB- by S&P, or if not rated by S&P, rated at least A- by another NRSRO, of any one issuer or guarantor (excluding bond insurers) will be considered S&P Eligible
     Assets only to the extent the Market Value of such New Jersey Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, High Yield Municipal Bonds of any issuer may comprise no more than 5% of S&P Eligible Assets, and New Jersey Municipal Bonds of any one issuer which are not rated by any NRSRO will be considered S&P Eligible Assets only to the extent the Market Value of such New Jersey Municipal Bonds does not exceed 5% of the aggregate Market Value of the S&P Eligible Assets. In the aggregate, the maximum issuer exposure is limited to 10% of the S&P Eligible Assets; and

          (5) New Jersey Municipal Bonds not rated by S&P but rated by another NRSRO will be included in S&P Eligible Assets only to the extent the Market Value of such New Jersey Municipal Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets.

     The Corporation may include Municipal Bonds other than New Jersey Municipal Bonds as S&P Eligible Assets pursuant to guidelines and restrictions to be established by S&P, provided that S&P advises the Corporation in writing that such action will not adversely affect its then current rating on the AMPS.

     "S&P Exposure Period" means the sum of (i) that number of days from the last Valuation Date on which the Corporation's Discounted Value of S&P Eligible Assets were greater than the AMPS Basic Maintenance Amount to the Valuation Date on which the Corporation's Discounted Value of S&P Eligible Assets failed to exceed the AMPS Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Corporation has under these Articles Supplementary to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the AMPS Basic Maintenance Amount, and
(iii) the maximum number of days the Corporation has to effect a mandatory redemption under Section 4(a)(ii) of these Articles Supplementary.

     "S&P Hedging Transactions" has the meaning set forth in paragraph 8(a) of these Articles Supplementary.

     "S&P Volatility Factor" means 277% or such other potential dividend rate increase factor as S&P advises the Corporation in writing is applicable.

     "Securities Depository" means The Depository Trust Company or any successor company or other entities elected by the Corporation as securities depository for the shares of AMPS that agrees to follow the procedures required to be followed by such securities depository in connection with the shares of AMPS.

     "Service" means the United States Internal Revenue Service.

     "7-Day Dividend Period" means a Dividend Period consisting of seven days.

     "Short Term Dividend Period" means a Special Dividend Period consisting of a specified number of days (other than seven), evenly divisible by seven and not fewer than seven nor more than 364.

     "Special Dividend Period" means a Dividend Period consisting of (i) a specified number of days (other than seven), evenly divisible by seven and not fewer than seven nor more than 364 or (ii) a specified period of one whole year or more but not greater than five years (in each case subject to adjustment as provided in paragraph 2(b)(i)).

     "Specific Redemption Provisions" means, with respect to a Special Dividend Period either, or any combination of, (i) a period (a "Non-Call Period") determined by the Board of Directors of the Corporation, after consultation with the Auction Agent and the Broker-Dealers, during which the shares of AMPS subject to such Dividend Period shall not be subject to redemption at the option of the Corporation and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Board of Directors of the Corporation, after consultation with the Auction Agent and the Broker-Dealers, during each year of which the shares of AMPS subject to such Dividend Period shall be redeemable at the Corporation's option at a price per share equal to $25,000 plus accumulated but unpaid dividends plus a premium expressed as a percentage of $25,000, as determined by the Board of Directors of the Corporation after consultation with the Auction Agent and the Broker-Dealers.

     "Stock Books" means the books maintained by the Auction Agent setting forth at all times a current list, as determined by the Auction Agent, of Existing Holders of the AMPS.

     "Stock Register" means the register of Holders maintained on behalf of the Corporation by the Auction Agent in its capacity as transfer agent and registrar for the AMPS.

     "Subsequent Dividend Period," with respect to AMPS, has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Substitute LIBOR Dealers" means such Substitute LIBOR Dealer or Dealers as the Corporation may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

     "Substitute Rating Agency" and "Substitute Rating Agencies" mean a NRSRO or two NRSROs, respectively, selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates and successors, after obtaining the Corporation's approval, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of AMPS.

     "Taxable Equivalent of the Short-Term Municipal Bond Rate" on any date means 90% of the quotient of (A) the per annum rate expressed on an interest equivalent basis equal to the Kenny S&P 30 day High Grade Index (the "Kenny Index") or any successor index, made available for the Business Day immediately preceding such date but in any event not later than 8:30 A.M., Eastern time, on such date by Kenny Information Systems Inc. or any successor thereto, based upon 30-day yield evaluations at par of bonds the interest on which is excludable for regular Federal income tax purposes under the Code of "high grade" component issuers selected by Kenny Information Systems Inc. or any such successor from time to time in its discretion, which component issuers shall include, without limitation, issuers of general obligation bonds but shall exclude any bonds the interest on which constitutes an item of tax preference under Section 57(a)(5) of the Code, or successor provisions, for purposes of the "alternative minimum tax," divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal); provided, however, that if the Kenny Index is not made so available by 8:30 A.M., Eastern time, on such date by Kenny Information Systems Inc. or any successor, the Taxable Equivalent of the Short-Term Municipal Bond Rate shall mean the quotient of (A) the per annum rate expressed on an interest equivalent basis equal to the most recent Kenny Index so made available for any preceding Business Day, divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal). The Corporation may not utilize a successor index to the Kenny Index unless Moody's and S&P provide the Corporation with written confirmation that the use of such successor index will not adversely affect the then-current respective Moody's and S&P ratings of the AMPS.

     "Treasury Bonds" means U.S. Treasury Bonds or Notes.

     "Treasury Index Rate" means the average yield to maturity for actively traded marketable fixed interest rate U.S. Treasury Securities having the same number of 30-day periods to maturity as the length of the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15(519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Corporation by at least three recognized dealers in U.S. Government Securities selected by the Corporation.

     "U.S. Treasury Securities" means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States government.

     "Valuation Date" means, for purposes of determining whether the Corporation is maintaining the AMPS Basic Maintenance Amount, the last Business Day of each week commencing with the Date of Original Issue; provided, however, that the first Valuation Date may occur on any date established by the Corporation; provided, however, that such date shall not be more than one week from the Date of Original Issue.

     "Variation Margin" means, in connection with an outstanding futures contract owned or sold by the Corporation, the amount of cash or securities paid to or received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract fluctuates.

     (b) The foregoing definitions of AMPS Basic Maintenance Amount, AMPS Basic Maintenance Cure Date, AMPS Basic Maintenance Report, Auditors' Confirmation, Deposit Securities, Discounted Value, High Yield Municipal Bonds, Independent Auditors, Initial Margin, Inverse Floaters, Market Value, Maximum Potential Additional Dividend Liability, Moody's Discount Factor, Moody's Eligible Asset, Moody's Exposure Period, Moody's Hedging

Transactions, Moody's Volatility Factor, Policy, S&P Discount Factor, S&P Eligible Asset, S&P Exposure Period, S&P Hedging Transactions, S&P Volatility Factor, Valuation Date and Variation Margin have been determined by the Board of Directors of the Corporation in order to obtain a Aaa rating from Moody's and a AAA rating from S&P on the AMPS on their Date of Original Issue; and the Board of Directors of the Corporation shall have the authority, without shareholder approval, to amend, alter or repeal from time to time by resolution or otherwise the foregoing definitions and the restrictions and guidelines if Moody's and S&P or any Substitute Rating Agency advises the Corporation in writing that such amendment, alteration or repeal will not materially affect the then current rating of the AMPS. Furthermore, if the Board of Directors determines as provided in paragraph 12 hereto not to continue to comply with the provisions of paragraphs 7 and 8 hereof with respect to Moody's, and any other provisions hereof with respect to obtaining and maintaining a rating on the AMPS from Moody's, and/or paragraphs 7 and 8 hereof with respect to S&P, and any other provisions hereof with respect to obtaining and maintaining a rating on the AMPS from S&P, then such definitions listed in this paragraph, unless the context requires otherwise, shall have no meaning in these Articles Supplementary for the AMPS.

     2. Dividends.

     (a) The Holders shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative dividends each consisting of (i) cash at the Applicable Rate, (ii) a Right to receive cash as set forth in paragraph 2(e) below, and
(iii) any additional amounts as set forth in paragraph 2(f) below, and no more, payable on the Dividend Payment Date set forth below. Dividends on the shares of AMPS so declared and payable shall be paid (i) in preference to and in priority over any dividends declared and payable on the Common Stock, and (ii) to the extent permitted under the Code and to the extent available, out of net tax-exempt income earned on the Corporation's investments. To the extent permitted under the Code, dividends on shares of AMPS will be designated as exempt-interest dividends. For the purposes of this section, the term "net tax-exempt income" shall exclude capital gains of the Corporation.

     (b) (i) Cash dividends on shares of AMPS shall accumulate from the Date of Original Issue and shall be payable, when, as and if declared by the Board of Directors, out of funds legally available therefor, commencing on the Initial Dividend Payment Date with respect to the AMPS. Following the Initial Dividend Payment Date for the AMPS, dividends on the AMPS will be payable, at the option of the Corporation, either (i) with respect to any 7-Day Dividend Period and any Short Term Dividend Period of 35 or fewer days, on the day next succeeding the last day thereof, or (ii) with respect to any Short Term Dividend Period of more than 35 days and with respect to any Long Term Dividend Period, monthly on the first Business Day of each calendar month during such Short Term Dividend Period or Long Term Dividend Period and on the day next succeeding the last day thereof (each such date referred to in clause
(i) or (ii) being herein referred to as a "Normal Dividend Payment Date"), except that if such Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the first Business Day next succeeding such Normal Dividend Payment Date. Although any particular Dividend Payment Date may not occur on the originally scheduled date because of the exception discussed above, the next succeeding Dividend Payment Date, subject to such exception, will occur on the next following originally scheduled date. If for any reason a Dividend Payment Date cannot be fixed as described above, then the Board of Directors shall fix the Dividend Payment Date. The Board of Directors by resolution prior to authorization of a dividend by the Board of Directors may change a Dividend Payment Date if such change does not adversely affect the contract rights of the Holders of shares of AMPS set forth in the Charter. The Initial Dividend Period, 7-Day Dividend Periods and Special Dividend Periods are hereinafter sometimes referred to as Dividend Periods. Each dividend payment date determined as provided above is hereinafter referred to as a "Dividend Payment Date."

     (ii) Each dividend shall be paid to the Holders as they appear in the Stock Register as of 12:00 noon, Eastern time, on the Business Day preceding the Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as they appear on the Stock Register on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by the Board of Directors of the Corporation.

     (c) (i) During the period from and including the Date of Original Issue to but excluding the Initial Dividend Payment Date (the "Initial Dividend Period"), the Applicable Rate shall be the Initial Dividend Rate. Commencing on the Initial Dividend Payment Date, the Applicable Rate for each subsequent dividend period (hereinafter referred to as a "Subsequent Dividend Period"), which Subsequent Dividend Period shall commence on and include a Dividend Payment Date and shall end on and include the calendar day prior to the next Dividend Payment Date (or last Dividend Payment Date in a Dividend Period if there is more than one Dividend Payment Date), shall be equal to the rate per annum that results from implementation of the Auction Procedures.

     The Applicable Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate; and each Dividend Period, commencing after the first day of, and during, a Non-Payment Period shall be a 7-Day Dividend Period. Except in the case of the willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of AMPS on the date set for such redemption, any amount of any dividend due on any Dividend Payment Date (if, prior to the close of business on the second Business Day preceding such Dividend Payment Date, the Corporation has declared such dividend payable on such Dividend Payment Date to the Holders of such shares of AMPS as of 12:00 noon, Eastern time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of AMPS not paid to such Holders when due may be paid to such Holders in the same form of funds by 12:00 noon, Eastern time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that, such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365. In the case of a willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of AMPS on the date set for such redemption, the preceding sentence shall not apply and the Applicable Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the Non-Payment Period Rate. For the purposes of the foregoing, payment to a person in same-day funds on any Business Day at any time shall be considered equivalent to payment to such person in New York Clearing House (next day) funds at the same time on the preceding Business Day, and any payment made after 12:00 noon, Eastern time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, Eastern time, on the next Business Day.

     (ii) The amount of cash dividends per share of AMPS payable (if declared) on the Initial Dividend Payment Date and on each Dividend Payment Date of each 7-Day Dividend Period and each Short Term Dividend Period shall be computed by multiplying the Applicable

Rate for such Dividend Period by a fraction, the numerator of which will be the number of days in such Dividend Period or part thereof that such share was outstanding and the denominator of which will be 365, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Long Term Dividend Period, the amount of cash dividends per share of AMPS payable (if declared) on any Dividend Payment Date shall be computed by multiplying the Applicable Rate for such Dividend Period by a fraction, the numerator of which will be such number of days in such part of such Dividend Period that such share was outstanding and for which dividends are payable on such Dividend Payment Dates and the denominator of which will be 360, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent.

     (iii) With respect to each Dividend Period that is a Special Dividend Period, the Corporation may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Special Dividend Period") to the Auction Agent and to each Broker-Dealer, request that the next succeeding Dividend Period for the AMPS be a number of days (other than seven), evenly divisible by seven and not fewer than seven nor more than 364 in the case of a Short Term Dividend Period or one whole year or more but not greater than five years in the case of a Long Term Dividend Period, specified in such notice, provided that the Corporation may not give a Request for Special Dividend Period (and any such request shall be null and void) unless, for any Auction occurring after the initial Auction, Sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to redemptions, and any Additional Dividends payable prior to such date have been paid in full. Such Request for Special Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the second Business Day but not more than seven Business

Days prior to an Auction Date for the AMPS and, in the case of a Long Term Dividend Period, shall be given on or prior to the second Business Day but not more than 28 days prior to an Auction Date for the AMPS. Upon receiving such Request for Special Dividend Period, the Broker-Dealer(s) shall jointly determine whether, given the factors set forth below, it is advisable that the Corporation issue a Notice of Special Dividend Period for the AMPS as contemplated by such Request for Special Dividend Period and the Optional Redemption Price of the AMPS during such Special Dividend Period and the Specific Redemption Provisions and shall give the Corporation written notice (a "Response") of such determination by no later than the second Business Day prior to such Auction Date. In making such determination the Broker-Dealer(s) will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities, (3) existing yield curves for short-term and long-term securities comparable to the AMPS, (4) industry and financial conditions which may affect the AMPS, (5) the investment objective of the Corporation, and (6) the Dividend Periods and dividend rates at which current and potential beneficial holders of the AMPS would remain or become beneficial holders. If the Broker-Dealer(s) shall not give the Corporation a Response by such second Business Day or if the Response states that given the factors set forth above it is not advisable that the Corporation give a Notice of Special Dividend Period for the AMPS, the Corporation may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Corporation give a Notice of Special Dividend Period for the AMPS, the Corporation may by no later than the second Business Day prior to such Auction Date give a notice (a "Notice of Special Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer which notice will specify (i) the duration of the

Special Dividend Period, (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Corporation also shall provide a copy of such Notice of Special Dividend Period to Moody's and S&P. The Corporation shall not give a Notice of Special Dividend Period and, if the Corporation has given a Notice of Special Dividend Period, the Corporation is required to give telephonic and written notice of its revocation (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the Business Day prior to the relevant Auction Date if (x) either the 1940 Act AMPS Asset Coverage is not satisfied or the Corporation shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount, in each case on the Valuation Date immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Broker-Dealers shall advise the Corporation is an approximately equal rate for securities similar to the AMPS with an equal dividend period), provided that, in calculating the aggregate Discounted Value of Moody's Eligible Assets for this purpose, the Moody's Exposure Period shall be deemed to be one week longer, (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been segregated in an account at the Corporation's custodian bank or on the books of the Corporation by the close of business on the third Business Day preceding the related Auction Date or (z) the Broker-Dealer(s) jointly advise the Corporation that after consideration of the factors listed above they have concluded that it is advisable to give a Notice of Revocation. The Corporation also shall provide a copy of such Notice of Revocation to Moody's and S&P. If the Corporation is prohibited from giving a

Notice of Special Dividend Period as a result of any of the factors enumerated in clause (x), (y) or (z) above or if the Corporation gives a Notice of Revocation with respect to a Notice of Special Dividend Period for AMPS, the next succeeding Dividend Period will be a 7-Day Dividend Period. In addition, in the event Sufficient Clearing Bids are not made in the applicable Auction or such Auction is not held for any reason, such next succeeding Dividend Period will be a 7-Day Dividend Period and the Corporation may not again give a Notice of Special Dividend Period for the AMPS (and any such attempted notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction with respect to a 7-Day Dividend Period.

     (d) (i) Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends and applicable late charges, as herein provided, on the shares of AMPS (except for Additional Dividends as provided in paragraph 2(e) hereof and additional payments as provided in paragraph 2(f) hereof). Except for the late charge payable pursuant to paragraph 2(c)(i) hereof, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of AMPS that may be in arrears.

     (ii) For so long as any share of AMPS is Outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the shares of AMPS as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the shares of AMPS as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other such junior stock (except by conversion into or exchange for stock of the Corporation ranking junior to the shares of AMPS as to dividends and upon liquidation) or any other such Parity Stock (except by conversion into or exchange for stock of the Corporation ranking junior to or on a parity with the shares of AMPS as to dividends and upon liquidation), unless (A) immediately after such transaction, the Corporation shall have S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount and the Corporation shall maintain the 1940 Act AMPS Asset Coverage, (B) full cumulative dividends on shares of AMPS and shares of Other AMPS due on or prior to the date of the transaction have been declared and paid or shall have been declared and sufficient funds for the payment thereof deposited with the Auction Agent, (C) any Additional Dividend required to be paid under paragraph 2(e) below on or before the date of such declaration or payment has been paid and (D) the Corporation has redeemed the full number of shares of AMPS required to be redeemed by any provision for mandatory redemption contained in Section 4(a)(ii).

     (e) Each dividend shall consist of (i) cash at the Applicable Rate, (ii) an uncertificated right (a "Right") to receive an Additional Dividend (as defined below), and (iii) any additional amounts as set forth in paragraph 2(f) below. Each Right shall thereafter be independent of the share or shares of AMPS on which the dividend was paid. The Corporation shall cause to be maintained a record of each Right received by the respective Holders. A Right may not be transferred other than by operation of law. If the Corporation retroactively allocates any net capital gains or other income subject to regular Federal income taxes to shares of AMPS without having given advance notice thereof to the Auction Agent as described in paragraph 2(f) hereof solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the outstanding shares of AMPS or the liquidation of the Corporation (the amount of such allocation referred to herein as a "Retroactive Taxable Allocation"), the Corporation will, within 90 days (and generally within 60 days) after the end of the Corporation's fiscal year for which a Retroactive Taxable Allocation is made, provide notice thereof to the Auction Agent and to each holder of a Right applicable to such shares of AMPS (initially Cede & Co. as nominee of The Depository Trust Company) during such fiscal year at such holder's address as the same appears or last appeared on the Stock Books of the Corporation. The Corporation will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of Rights), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

     An "Additional Dividend" means payment to a present or former holder of shares of AMPS of an amount which, when taken together with the aggregate amount of Retroactive Taxable Allocations made to such holder with respect to the fiscal year in question, would cause such holder's dividends in dollars (after Federal and New Jersey income tax consequences) from the aggregate of both the Retroactive Taxable Allocations and the Additional Dividend to be equal to the dollar amount of the dividends which would have been received by such holder if the amount of the aggregate Retroactive Taxable Allocations had been excludable from the gross income of such holder. Such Additional Dividend shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no holder of shares of AMPS is subject to the Federal alternative minimum tax with respect to dividends received from the Corporation; and (iii) assuming that each Retroactive Taxable Allocation would be taxable in the hands of each holder of shares of AMPS at the greater of:
(x) the maximum combined marginal regular Federal and New Jersey individual income tax rate applicable to ordinary income or capital gains depending on the taxable character of the distribution (including any surtax); or (y) the maximum combined marginal regular Federal and New Jersey corporate income tax rate applicable to ordinary income or capital gains depending on the taxable character of the distribution (taking into account in both (x) and (y) the Federal income tax deductibility of state and local taxes paid or incurred but not any phase out of, or provision limiting, personal exemptions, itemized deductions, or the benefit of lower tax brackets and assuming the taxability of Federally tax-exempt dividends for corporations for New Jersey income tax purposes).

     (f) Except as provided below, whenever the Corporation intends to include any net capital gains or other income subject to regular Federal income taxes in any dividend on shares of AMPS, the Corporation will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. The Corporation may also include such income in a dividend on shares of AMPS without giving advance notice thereof if it increases the dividend by an additional amount calculated as if such income was a Retroactive Taxable Allocation and the additional amount was an Additional Dividend, provided that the Corporation will notify the Auction Agent of the additional amounts to be included in such dividend at least five Business Days prior to the applicable Dividend Payment Date.

     (g) No fractional shares of AMPS shall be issued.

     3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders, before any distribution or payment is made upon any Common Stock or any other capital stock ranking junior in right of payment upon liquidation to the AMPS, the sum of $25,000 per share plus accumulated but unpaid dividends (whether or not earned or declared) thereon to the date of distribution, and after such payment the Holders will be entitled to no other payments other than Additional Dividends as provided in paragraph 2(e) hereof. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the AMPS and any other Outstanding class or series of Preferred Stock of the Corporation ranking on a parity with the AMPS as to payment upon liquidation are not paid in full, the Holders and the holders of such other class or series will share ratably in any such distribution of assets in proportion to the respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation except for any Additional Dividends. A consolidation, merger or statutory share exchange of the Corporation with or into any other corporation or entity or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

     4. Redemption.

     (a) Shares of AMPS shall be redeemable by the Corporation as provided below:

          (i) Optional Redemption. To the extent permitted under the 1940 Act and Maryland law, upon giving a Notice of Redemption, the Corporation at its option may redeem shares of AMPS, in whole or in part, out of funds legally available therefor, at the Optional Redemption Price per share, on any Dividend Payment Date; provided that no share of AMPS may be redeemed at the option of the Corporation during (A) the Initial Dividend Period with respect to such share or (B) a Non-Call Period to which such share is subject. In addition, holders of AMPS which are redeemed shall be entitled to receive Additional Dividends to the extent provided herein. The Corporation may not give a

     Notice of Redemption relating to an optional redemption as described in this paragraph 4(a)(i) unless, at the time of giving such Notice of Redemption, the Corporation has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount due to Holders by reason of the redemption of their shares of AMPS on such redemption date.

          (ii) Mandatory Redemption. The Corporation shall redeem, out of funds legally available therefor, at the Mandatory Redemption Price per share, shares of AMPS to the extent permitted under the 1940 Act and Maryland law, on a date fixed by the Board of Directors, if the Corporation fails to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount as provided in paragraph 7(a) or to satisfy the 1940 Act AMPS Asset Coverage as provided in paragraph 6 and such failure is not cured on or before the AMPS Basic Maintenance Cure Date or the 1940 Act Cure Date (herein collectively referred to as a "Cure Date"), as the case may be. In addition, holders of AMPS so redeemed shall be entitled to receive Additional Dividends to the extent provided herein. The number of shares of AMPS to be redeemed shall be equal to the lesser of (i) the minimum number of shares of AMPS the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all shares of other Preferred Stock subject to redemption or retirement, would result in the Corporation having S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount or satisfaction of the 1940 Act AMPS Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of AMPS and shares of other Preferred Stock the redemption of which would have such result, all shares of AMPS and shares of other Preferred Stock then Outstanding shall be redeemed), and (ii) the maximum number of shares of AMPS, together with all shares of other Preferred Stock subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor on such redemption date. In determining the number of shares of AMPS required to be redeemed in accordance with the foregoing, the Corporation shall allocate the number required to be redeemed which would result in the Corporation having S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount or satisfaction of the 1940 Act AMPS Asset Coverage, as the case may be, pro rata among shares of AMPS, Other AMPS and other Preferred Stock subject to redemption pursuant to provisions similar to those contained in this paragraph 4(a)(ii); provided that, shares of AMPS which may not be redeemed at the option of the Corporation due to the designation of a Non-Call Period applicable to such shares (A) will be subject to mandatory redemption only to the extent that other shares are not available to satisfy the number of shares required to be redeemed and (B) will be selected for redemption in an ascending order of outstanding number of days in the Non-Call Period (with shares with the lowest number of days to be redeemed first) and by lot in the event of shares having an equal number of days in such Non-Call Period. The Corporation shall effect such redemption on a Business Day which is not later than 30 days after such Cure Date, except that if the Corporation does not have funds legally available for the redemption of all of the required number of shares of AMPS and shares of other Preferred Stock which are subject to mandatory redemption or the Corporation otherwise is unable to effect such redemption on or prior to 30 days after such Cure Date, the Corporation shall redeem those shares of AMPS which it is unable to redeem on the earliest practicable date on which it is able to effect such redemption out of funds legally available therefor.

     (b) No Redemption Under Certain Circumstances. Notwithstanding any other provision of this paragraph 4, no shares of AMPS may be redeemed pursuant to paragraph 4(a)(i) of these Articles Supplementary (i) unless all dividends in arrears on all remaining outstanding shares of Parity Stock shall have been or are being contemporaneously paid or declared and set apart for payment and
(ii) if redemption thereof would result in the Corporation's failure to maintain Moody's Eligible Assets or S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount. In the event that less than all the outstanding shares of a series of AMPS are to be redeemed and there is more than one Holder, the shares of that series of AMPS to be redeemed shall be selected by lot or such other method as the Corporation shall deem fair and equitable.

     (c) Notice of Redemption. Whenever shares of AMPS are to be redeemed, the Corporation, not less than 17 nor more than 60 days prior to the date fixed for redemption, shall mail a notice ("Notice of Redemption") by first-class mail, postage prepaid, to each Holder of shares of AMPS to be redeemed and to the Auction Agent. The Corporation shall cause the Notice of Redemption to also be published in the eastern and national editions of The Wall Street Journal. The Notice of Redemption shall set forth (i) the redemption date,
(ii) the amount of the redemption price, (iii) the aggregate number of shares of AMPS to be redeemed, (iv) the place or places where shares of AMPS are to be surrendered for payment of the redemption price, (v) a statement that dividends on the shares to be redeemed shall cease to accumulate on such redemption date (except that holders may be entitled to Additional Dividends) and (vi) the provision of these Articles Supplementary pursuant to which such shares are being redeemed. No defect in the Notice of Redemption or in the mailing or publication thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

     If the Notice of Redemption shall have been given as aforesaid and, concurrently or thereafter, the Corporation shall have deposited in trust with the Auction Agent, or segregated in an account at the Corporation's custodian bank for the benefit of the Holders of the AMPS to be redeemed and for payment to the Auction Agent, Deposit Securities (with a right of substitution) having an aggregate Discounted Value equal to the redemption payment for the shares of AMPS as to which such Notice of Redemption has been given with irrevocable instructions and authority to pay the redemption price to the Holders of such shares, then upon the date of such deposit or, if no such deposit is made, then upon such date fixed for redemption (unless the Corporation shall default in making the redemption payment), all rights of the Holders of such shares as shareholders of the Corporation by reason of the ownership of such shares will cease and terminate (except their right to receive the redemption price in respect thereof and any Additional Dividends, but without interest), and such shares shall no longer be deemed outstanding. The Corporation shall be entitled to receive, from time to time, from the Auction Agent the interest, if any, on such Deposit Securities deposited with it and the Holders of any shares so redeemed shall have no claim to any of such interest. In case the Holder of any shares so called for redemption shall not claim the redemption payment for his shares within one year after the date of redemption, the Auction Agent shall, upon demand, pay over to the Corporation such amount remaining on deposit and the Auction Agent shall thereupon be relieved of all responsibility to the Holder of such shares called for redemption and such Holder thereafter shall look only to the Corporation for the redemption payment.

     5. Voting Rights.

     (a) General. Except as otherwise provided in the Charter or By-laws, each Holder of shares of AMPS shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Corporation, and the holders of outstanding shares of Preferred Stock, including AMPS, and of shares of Common Stock shall vote together as a single class; provided that, at any meeting of the shareholders of the Corporation held for the election of directors, the holders of outstanding shares of Preferred Stock, including AMPS, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect two directors of the Corporation. Subject to paragraph 5(b) hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of outstanding shares of Preferred Stock, including AMPS, voting as a single class, shall elect the balance of the directors.

     (b) Right to Elect Majority of Board of Directors. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

          (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of AMPS equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Auction Agent for the payment of such accumulated dividends; or

          (ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act.

     Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 5(b).

     (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of Preferred Stock Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of stock ranking prior to the AMPS or any other series of Preferred Stock with respect to payment of dividends or the distribution of assets on dissolution, liquidation or winding up the affairs of the Corporation, or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, in the event shares of more than one series of Preferred Stock are outstanding, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of AMPS differently than those of a Holder of shares of any other series of Preferred Stock without the affirmative vote of the holders of at least a majority of the shares of AMPS adversely affected and outstanding at such time (voting separately as a class). The Corporation shall notify Moody's and S&P ten Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. So long as any shares of the AMPS are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any voluntary application by the Corporation for relief under Federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent. For purposes of the two preceding sentences, the phrase "vote of the holders of a majority of the outstanding shares of Preferred Stock" shall have the meaning set forth in the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including AMPS and Other AMPS) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of the AMPS.

     Notwithstanding the foregoing, and except as otherwise required by the 1940 Act, (i) holders of outstanding shares of the AMPS will be entitled as a series, to the exclusion of the holders of all other securities, including other Preferred Stock, Common Stock and other classes of capital stock of the Corporation, to vote on matters affecting the AMPS that do not materially adversely affect any of the contract rights of holders of such other securities, including other Preferred Stock, Common Stock and other classes of capital stock, as expressly set forth in the Charter, and
(ii) holders of outstanding shares of AMPS will not be entitled to vote on matters affecting any other Preferred Stock that do not materially adversely affect any of the contract rights of holders of the AMPS, as expressly set forth in the Charter.

     (d) Voting Procedures.

          (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and instruct the Auction Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such Holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

          (ii) For purposes of determining any rights of the Holders to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, a share of AMPS which is not Outstanding shall not be counted.

          (iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders and holders of other Preferred Stock to elect directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent directors elected by the Holders and such other holders of Preferred Stock and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

          (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional directors elected by the Holders and holders of other Preferred Stock pursuant to paragraph 5(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation and the voting rights of the Holders and such other holders to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b).

     (e) Exclusive Remedy. Unless otherwise required by law, the Holders of shares of AMPS shall not have any rights or preferences other than those specifically set forth herein. The Holders of shares of AMPS shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the shares of AMPS, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

     (f) Notification to S&P and Moody's. In the event a vote of Holders of AMPS is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify S&P and Moody's that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify S&P and Moody's of the result of such vote.

     6. 1940 Act AMPS Asset Coverage. The Corporation shall maintain, as of the last Business Day of each month in which any share of AMPS is outstanding, the 1940 Act AMPS Asset Coverage.

     7. AMPS Basic Maintenance Amount.

     (a) The Corporation shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, (i) S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount and (ii) Moody's Eligible Assets having an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount. Upon any failure to maintain the required Discounted Value, the Corporation will use its best efforts to alter the composition of its portfolio to reattain a Discounted Value at least equal to the AMPS Basic Maintenance Amount on or prior to the AMPS Basic Maintenance Cure Date.

     (b) On or before 5:00 p.m., Eastern time, on the seventh Business Day after a Valuation Date on which the Corporation fails to satisfy the AMPS Basic Maintenance Amount, the Corporation shall (i) complete and deliver to Moody's a complete AMPS Basic Maintenance

Report as of the date of such failure and (ii) send S&P an immediate electronic notification of such failure. The Corporation will (i) deliver an AMPS Basic Maintenance Report to Moody's and (ii) send S&P an immediate electronic notification on or before 5:00 p.m., Eastern time, on the seventh Business Day after a Valuation Date on which the Corporation cures its failure to maintain Moody's Eligible Assets or S&P Eligible Assets, as the case may be, with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount and on which the Corporation fails to maintain Moody's Eligible Assets or S&P Eligible Assets, as the case may be, with an aggregate Discounted Value which exceeds the AMPS Basic Maintenance Amount by 10% or more in the case of S&P and 25% or more in the case of Moody's. The Corporation will also deliver an AMPS Basic Maintenance Report to Moody's and S&P as of the 25th day of each month (or if such day is not a Business Day, as of the next succeeding Business Day) or as of the last Business Day of the month in which the Corporation's fiscal year ends on or before the seventh Business Day after such date. The Corporation shall also provide Moody's and S&P with an AMPS Basic Maintenance Report when specifically requested by either Moody's or S&P. A failure by the Corporation to deliver an AMPS Basic Maintenance Report under this paragraph 7(b) shall be deemed to be delivery of an AMPS Basic Maintenance Report indicating the Discounted Value for S&P Eligible Assets and Moody's Eligible Assets of the Corporation is less than the AMPS Basic Maintenance Amount, as of the relevant Valuation Date.

     (c) Within ten Business Days after the date of delivery of an AMPS Basic Maintenance Report in accordance with paragraph 7(b) above relating to the month in which the Corporation's fiscal year ends, the Independent Auditors will confirm in writing to S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report, (ii) that, in such Report, the Corporation correctly determined the assets of the Corporation which constitute

S&P Eligible Assets or Moody's Eligible Assets, as the case may be, at its fiscal year end in accordance with these Articles Supplementary, and (iii) that, in such Report, the Corporation determined whether the Corporation had, at its fiscal year end in accordance with these Articles Supplementary, S&P Eligible Assets of an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount and Moody's Eligible Assets of an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount (such confirmation is herein called the "Auditors' Confirmation").

     (d) Within ten Business Days after the date of delivery to Moody's of an AMPS Basic Maintenance Report in accordance with paragraph 7(b) above relating to any Valuation Date on which the Corporation failed to maintain S&P Eligible Assets with an aggregate Discounted Value and Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount, and relating to the AMPS Basic Maintenance Cure Date with respect to such failure, the Independent Auditors will provide to S&P and Moody's an Auditors' Confirmation as to such AMPS Basic Maintenance Report.

     (e) If any Auditors' Confirmation delivered pursuant to subparagraph (c) or (d) of this paragraph 7 shows that an error was made in the AMPS Basic Maintenance Report for a particular date for which such Auditors' Confirmation as required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all S&P Eligible Assets or Moody's Eligible Assets, as the case may be, of the Corporation was determined by the Independent Auditors, the calculation or determination made by such Independent Auditors shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend and deliver the AMPS Basic Maintenance Report to S&P and Moody's promptly following receipt by the Corporation of such Auditors' Confirmation.

     (f) On or before 5:00 p.m., Eastern time, on the first Business Day after the Date of Original Issue of the shares of AMPS, the Corporation will complete and deliver to S&P and Moody's an AMPS Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five Business Days of such Date of Original Issue, the Independent Auditors will confirm in writing to S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report and (ii) that the aggregate Discounted Value of S&P Eligible Assets and the aggregate Discounted Value of Moody's Eligible Assets reflected thereon equals or exceeds the AMPS Basic Maintenance Amount reflected thereon. Also, on or before 5:00 p.m., Eastern time, on the first Business Day after shares of Common Stock are repurchased by the Corporation, the Corporation will complete and deliver to S&P and Moody's an AMPS Basic Maintenance Report as of the close of business on such date that Common Stock is repurchased.

     (g) For so long as shares of AMPS are rated by Moody's, in managing the Corporation's portfolio, the Adviser will not alter the composition of the Corporation's portfolio if, in the reasonable belief of the Adviser, the effect of any such alteration would be to cause the Corporation to have Moody's Eligible Assets with an aggregate Discounted Value, as of the immediately preceding Valuation Date, less than the AMPS Basic Maintenance Amount as of such Valuation Date; provided, however, that in the event that, as of the immediately preceding Valuation Date, the aggregate Discounted Value of Moody's Eligible Assets exceeded the AMPS Basic Maintenance Amount by five percent or less, the Adviser will not alter the composition of the Corporation's portfolio in a manner reasonably expected to reduce the aggregate Discounted Value of Moody's Eligible Assets unless the Corporation shall have confirmed that, after giving effect to such alteration, the aggregate Discounted Value of Moody's Eligible Assets would exceed the AMPS Basic Maintenance Amount.

     8. Certain Other Restrictions and Requirements.

     (a) For so long as any shares of AMPS are rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the shares of AMPS by S&P, except that the Corporation may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or Treasury Bonds and write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations:

          (i) the Corporation will not engage in any S&P Hedging Transaction based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Corporation by the Corporation's taking an opposite position thereto ("Closing Transactions")), which would cause the Corporation at the time of such transaction to own or have sold the least of (A) more than 1,000 outstanding futures contracts based on the Municipal Index, (B) outstanding futures contracts based on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Corporation's total assets divided by $1,000 or (C) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

          (ii) the Corporation will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold the lesser of (A) outstanding futures contracts based on Treasury Bonds exceeding in number 50% of the quotient of the Market Value of the Corporation's total assets divided by $100,000 ($200,000 in the case of the two-year United States Treasury Note) or (B) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

          (iii) the Corporation will engage in Closing Transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (A) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Corporation is required to pay Variation Margin on the second such Valuation Date;

          (iv) the Corporation will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms; and

          (v) when the Corporation writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid assets in a segregated account with the Corporation's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Corporation's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

     For purposes of determining whether the Corporation has S&P Eligible Assets with a Discounted Value that equals or exceeds the AMPS Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of Initial Margin or Variation Margin shall be zero and the aggregate Discounted Value of S&P Eligible Assets shall be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Corporation plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Corporation.

     (b) For so long as any shares of AMPS are rated by Moody's, the Corporation will not engage in Bond Market Association Municipal Swap Index swap transactions ("BMA swap transactions"), buy or sell futures contracts, write, purchase or sell call options on futures contracts or purchase put options on futures contracts or write call options (except covered call options) on portfolio securities unless it receives written confirmation from Moody's that engaging in such transactions would not impair the ratings then assigned to the shares of AMPS by Moody's, except that the Corporation may engage in BMA swap transactions, purchase or sell exchange-traded futures contracts based on any index approved by Moody's or Treasury Bonds and purchase, write or sell exchange-traded put options on such futures contracts (collectively, "Moody's Hedging Transactions"), subject to the following limitations:

          (i) the Corporation will not engage in any Moody's Hedging Transaction based on the Municipal Index (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold
     (A) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal or (B) outstanding futures contracts based on the Municipal Index having a Market Value exceeding 50% of the Market Value of all Municipal Bonds constituting Moody's Eligible Assets owned by the Corporation (other than Moody's Eligible Assets already subject to a Moody's Hedging Transaction);

          (ii) the Corporation will not engage in any Moody's Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold (A) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 40% of the aggregate Market Value of Moody's Eligible Assets owned by the Corporation and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P) or (B) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 80% of the aggregate Market Value of all Municipal Bonds constituting Moody's Eligible Assets owned by the Corporation (other than Moody's Eligible Assets already subject to a Moody's Hedging Transaction) and rated Baa or A by Moody's (or, if not rated by Moody's but rated by S&P, rated A or AA by S&P) (for purposes of the foregoing clauses (i) and (ii), the Corporation shall be deemed to own the number of futures contracts that underlie any outstanding options written by the Corporation);

          (iii) the Corporation will engage in Closing Transactions to close out any outstanding futures contract based on the Municipal Index if the amount of open interest in the Municipal Index as reported by The Wall Street Journal is less than 5,000;

          (iv) the Corporation will engage in a Closing Transaction to close out any outstanding futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a futures contract by no later than the first Business Day of the month in which such option expires;

          (v) the Corporation will engage in Moody's Hedging Transactions only with respect to futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter;

          (vi) the Corporation (A) will not engage in options and futures transactions for leveraging or speculative purposes, except that the Corporation may engage in an option or futures transaction so long as the combination of the Corporation's non-derivative positions, together with the relevant option or futures transaction, produces a synthetic investment position, or the same economic result, that could be achieved by an investment, consistent with the Corporation's investment objective and policies, in a security that is not an option or futures transaction, subject to the Adviser periodically demonstrating to Moody's that said economic results are achieved, and (B) will not write any call options or sell any futures contracts for the purpose of hedging the anticipated purchase of an asset prior to completion of such purchase;

          (vii) the Corporation will not enter into an option or futures transaction unless, after giving effect thereto, the Corporation would continue to have Moody's

     Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount; and

          (viii) the Corporation will not engage in BMA swap transactions with respect to more than 20% of the Corporation's net assets; provided that the Corporation's use of futures will proportionately decrease as the Corporation's use of BMA swap transactions increases, and vice-versa.

     For purposes of determining whether the Corporation has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the AMPS Basic Maintenance Amount, the Discounted Value of Moody's Eligible Assets which the Corporation is obligated to deliver or receive pursuant to an outstanding futures contract or option shall be as follows: (i) assets subject to call options written by the Corporation which are either exchange-traded and "readily reversible" or which expire within 49 days after the date as of which such valuation is made shall be valued at the lesser of (a) Discounted Value and (b) the exercise price of the call option written by the Corporation; (ii) assets subject to call options written by the Corporation not meeting the requirements of clause (i) of this sentence shall have no value; (iii) assets subject to put options written by the Corporation shall be valued at the lesser of (A) the exercise price and (B) the Discounted Value of the subject security; (iv) futures contracts shall be valued at the lesser of
(A) settlement price and (B) the Discounted Value of the subject security, provided that, if a contract matures within 49 days after the date as of which such valuation is made, where the Corporation is the seller the contract may be valued at the settlement price and where the Corporation is the buyer the contract may be valued at the Discounted Value of the subject securities; and
(v) where delivery may be made to the Corporation with any security of a class of securities, the

Corporation shall assume that it will take delivery of the security with the lowest Discounted Value.

     For purposes of determining whether the Corporation has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the AMPS Basic Maintenance Amount, the following amounts shall be subtracted from the aggregate Discounted Value of the Moody's Eligible Assets held by the
Corporation: (i) 10% of the exercise price of a written call option; (ii) the exercise price of any written put option; (iii) where the Corporation is the seller under a futures contract, 10% of the settlement price of the futures contract; (iv) where the Corporation is the purchaser under a futures contract, the settlement price of assets purchased under such futures contract; (v) the settlement price of the underlying futures contract if the Corporation writes put options on a futures contract; and (vi) 105% of the Market Value of the underlying futures contracts if the Corporation writes call options on a futures contract and does not own the underlying contract.

     (c) For so long as any shares of AMPS are rated by Moody's, the Corporation will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Moody's Hedging Transactions that are permitted under paragraph 8(b) of these Articles Supplementary), except that the Corporation may enter into such contracts to purchase newly-issued securities on the date such securities are issued ("Forward Commitments"), subject to the following limitations:

          (i) the Corporation will maintain in a segregated account with its custodian cash, cash equivalents or short-term, fixed-income securities rated P-1, MIG-1 or VMIG-1 by Moody's and maturing prior to the date of the Forward Commitment with a Market Value that equals or exceeds the amount of the Corporation's obligations under any

     Forward Commitments to which it is from time to time a party or long-term fixed-income securities with a Discounted Value that equals or exceeds the amount of the Corporation's obligations under any Forward Commitment to which it is from time to time a party; and

          (ii) the Corporation will not enter into a Forward Commitment unless, after giving effect thereto, the Corporation would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount.

     (d) For purposes of determining whether the Corporation has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the AMPS Basic Maintenance Amount, the Discounted Value of all Forward Commitments to which the Corporation is a party and of all securities deliverable to the Corporation pursuant to such Forward Commitments shall be zero.

     (e) For so long as shares of AMPS are rated by S&P or Moody's, the Corporation will not, unless it has received written confirmation from S&P and/or Moody's, as the case may be, that such action would not impair the ratings then assigned to shares of AMPS by S&P and/or Moody's, as the case may be, (i) borrow money except for the purpose of clearing transactions in portfolio securities (which borrowings shall under any circumstances be limited to the lesser of $10 million and an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings and which borrowings shall be repaid within 60 days and not be extended or renewed and shall not cause the aggregate Discounted Value of Moody's Eligible Assets and S&P Eligible Assets to be less than the AMPS Basic Maintenance Amount), (ii) engage in short sales of securities, (iii) lend any securities, (iv) issue any class or series of stock ranking prior to or on a parity with the AMPS with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, (v) reissue any AMPS previously purchased or redeemed by the Corporation, (vi) merge or consolidate into or with any other corporation or entity, (vii) change the Pricing Service or (viii) engage in reverse repurchase agreements.

     (f) For as long as the AMPS are rated by S&P, the Corporation will not, unless it has received written confirmation from S&P that such action would not impair the rating then assigned to the shares of AMPS by S&P, engage in interest rate swaps, caps and floors, except that the Corporation may, without obtaining the written consent described above, engage in swaps, caps and floors if: (i) the counterparty to the swap transaction has a short-term rating of A-1 or, if the counterparty does not have a short-term rating, the counterparty's senior unsecured long-term debt rating is A- or higher, (ii) the original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the AMPS, (iii) the interest rate swap transaction will be marked-to-market weekly by the swap counterparty, (iv) if the Corporation fails to maintain an aggregate discounted value at least equal to the AMPS Basic Maintenance Amount on two consecutive Valuation Dates then the agreement shall terminate immediately, (v) for the purpose of calculating the Discounted Value of S&P Eligible Assets, 90% of any positive mark-to-market valuation of the Corporation's rights will be S&P Eligible Assets, 100% of any negative mark-to-market valuation of the Corporation's rights will be included in the calculation of the AMPS Basic Maintenance Amount, and (vi) the Corporation must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the Corporation's obligations over its entitlement with respect to each swap. For caps/floors, the Corporation must maintain liquid assets with a value at least equal to the Corporation's obligations with respect to such caps or floors.

     (g) For so long as shares of AMPS are rated by S&P or Moody's, as the case may be, the Corporation agrees to provide S&P and/or Moody's with the following, unless the Corporation has received written confirmation from S&P and/or Moody's, as the case may be, that the provision of such information is no longer required and that the current rating then assigned to the shares of AMPS by S&P and/or Moody's, as the case may be, would not be impaired: a notification letter at least 30 days prior to any material change in the Charter; a copy of the AMPS Basic Maintenance Report prepared by the Corporation in accordance with these Articles Supplementary; and a notice upon the occurrence of any of the following events: (i) any failure by the Corporation to declare or pay any dividends on the AMPS or successfully remarket the AMPS; (ii) any mandatory or optional redemption of the AMPS effected by the Corporation; (iii) any assumption of control of the Board of Directors of the Corporation by the holders of the AMPS; (iv) a general unavailability of dealer quotes on the assets of the Corporation; (v) any material auditor discrepancies on valuations; (vi) the occurrence of any Special Dividend Period; (vii) any change in the Maximum Applicable Rate or the Reference Rate; (viii) the acquisition by any person of beneficial ownership of more than 5% of the Corporation's voting stock (inclusive of Common Stock and Preferred Stock); (ix) the occurrence of any change in Internal Revenue Service rules with respect to the payment of Additional Dividends; (x) any change in the Pricing Service employed by the Corporation;
(xi) any change in the Adviser; (xii) any increase of greater than 40% to the maximum marginal Federal income tax rate applicable to individuals or corporations; and (xiii) the maximum marginal Federal income tax rate applicable to individuals or corporations is increased to a rate in excess of 50%.

     (h) For so long as shares of AMPS are rated by S&P or Moody's, the Corporation shall provide S&P and/or Moody's with a copy of the Corporation's annual audited financial statements as soon as practicable (not later than 60 days) after such annual audited financial statements have been made available to the Corporation's stockholders.

     9. Notice. All notices or communications, unless otherwise specified in the By-laws of the Corporation or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

     10. Auction Procedures.

     (a) Certain definitions. As used in this paragraph 10, the following terms shall have the following meanings, unless the context otherwise requires:

          (i) "AMPS" means the shares of AMPS being auctioned pursuant to this paragraph 10.

          (ii) "Auction Date" means the first Business Day preceding the first day of a Dividend Period.

          (iii) "Available AMPS" has the meaning specified in paragraph 10(d)(i) below.

          (iv) "Bid" has the meaning specified in paragraph 10(b)(i) below.

          (v) "Bidder" has the meaning specified in paragraph 10(b)(i) below.

          (vi) "Hold Order" has the meaning specified in paragraph 10(b)(i) below.

          (vii) "Maximum Applicable Rate" for any Dividend Period will be the higher of the Applicable Percentage of the Reference Rate or the Applicable Spread plus the Reference Rate. The Applicable Percentage and Applicable Spread will be determined based on (i) the lower of the credit rating or ratings assigned on such date to such shares by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two

     Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) and (ii) whether the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of AMPS as follows:

                                                 Applicable            Applicable            Applicable         Applicable
                                                 Percentage of         Percentage of         Spread over        Spread over
              Credit Ratings                     Reference             Reference             Reference          Reference
--------------------------------------------     Rate - No             Rate -                Rate - No          Rate -
     Moody's                      S&P            Notification          Notification          Notification       Notification
------------------    ----------------------     ------------          ------------          ------------       ------------
       Aaa                        AAA                  110%                125%                 1.10%               1.25%
    Aa3 to Aa1                AA- to AA+               125%                150%                 1.25%               1.50%
     A3 to A1                  A- to A+                150%                200%                 1.50%               2.00%
   Baa3 to Baa1              BBB- to BBB+              175%                250%                 1.75%               2.50%
    Below Baa3                Below BBB-               200%                300%                 2.00%               3.00%

     The Applicable Percentage and the Applicable Spread as so determined may be further subject to upward but not downward adjustment in the discretion of the Board of Directors of the Corporation after consultation with the Broker-Dealers, provided that immediately following any such increase the Corporation would be in compliance with the AMPS Basic Maintenance Amount. Subject to the provisions of paragraph 12, the Corporation shall take all reasonable action necessary to enable S&P and Moody's to provide a rating for the AMPS. If either S&P or Moody's shall not make such a rating available, or neither S&P nor Moody's shall make such a rating available, subject to the provisions of paragraph 12, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates and successors, after obtaining the Corporation's approval, shall select a NRSRO or two NRSROs to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

          (viii) "Order" has the meaning specified in paragraph 10(b)(i) below.

          (ix) "Sell Order" has the meaning specified in paragraph 10(b)(i) below.

          (x) "Submission Deadline" means 1:00 P.M., Eastern time, on any Auction Date or such other time on any Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

          (xi) "Submitted Bid" has the meaning specified in paragraph 10(d)(i) below.

          (xii) "Submitted Hold Order" has the meaning specified in paragraph 10(d)(i) below.

          (xiii) "Submitted Order" has the meaning specified in paragraph 10(d)(i) below.

          (xiv) "Submitted Sell Order" has the meaning specified in paragraph 10(d)(i) below.

          (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 10(d)(i) below.

          (xvi) "Winning Bid Rate" has the meaning specified in paragraph 10(d)(i) below.

     (b) Orders by Beneficial Owners, Potential Beneficial Owners, Existing Holders and Potential Holders.

     (i) Unless otherwise permitted by the Corporation, Beneficial Owners and Potential Beneficial Owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are Beneficial Owners and Potential Beneficial Owners to the Auction Agent, designating themselves as Existing Holders in respect of shares subject to Orders submitted or deemed submitted to them by Beneficial Owners and as Potential Holders in respect of shares subject to Orders submitted to them by

Potential Beneficial Owners. A Broker-Dealer may also hold shares of AMPS in its own account as a Beneficial Owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a Beneficial Owner or a Potential Beneficial Owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers. On or prior to the Submission Deadline on each Auction Date:

A. each Beneficial Owner may submit to its Broker-Dealer information as to:

               (1) the number of Outstanding shares, if any, of AMPS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

               (2) the number of Outstanding shares, if any, of AMPS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Beneficial Owner; and/or

               (3) the number of Outstanding shares, if any, of AMPS held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

          (B) each Broker-Dealer, using a list of Potential Beneficial Owners that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Beneficial Owners, including Persons that are not Beneficial Owners, on such list to determine the number of Outstanding shares, if any, of AMPS which each such Potential Beneficial Owner offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Beneficial Owner.

     For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 10(b)(i) is hereinafter referred to as an "Order" and each Beneficial Owner and each Potential Beneficial Owner placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 10(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 10(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 10(b)(i) is hereinafter referred to as a "Sell Order". Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of a Beneficial Owner or Potential Beneficial Owner, whether it be its customers or itself, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented.

     (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

          (1) the number of Outstanding shares of AMPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

          (2) such number or a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 10(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

          (3) a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 10(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

          (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

               (1) the number of Outstanding shares of AMPS specified in such Sell Order; or

               (2) such number or a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 10(e)(ii)(C) if Sufficient Clearing Bids do not exist.

          (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

               (1) the number of Outstanding shares of AMPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

               (2) such number or a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 10(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

     (c) Submission of Orders by Broker-Dealers to Auction Agent.

     (i) Each Broker-Dealer shall submit in writing or through mutually acceptable electronic means to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Corporation) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and specifying with respect to each Order:

     (A) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Corporation);

          (B) the aggregate number of Outstanding shares of AMPS that are the subject of such Order;

          (C) to the extent that such Bidder is an Existing Holder:

               (1) the number of Outstanding shares, if any, of AMPS subject to any Hold Order placed by such Existing Holder;

               (2) the number of Outstanding shares, if any, of AMPS subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

               (3) the number of Outstanding shares, if any, of AMPS subject to any Sell Order placed by such Existing Holder; and

          (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

     (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

     (iii) If an Order or Orders covering all of the Outstanding shares of AMPS held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Dividend Period which is not a Special Dividend Period of more than 28 days) and a Sell Order (in the case of an Auction relating to a Special Dividend Period of more than 28 days) to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of AMPS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

     (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding shares of AMPS held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

          (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding shares of AMPS held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of AMPS subject to such Hold Orders exceeds the number of Outstanding shares of AMPS held by such Existing Holder, the number of shares of AMPS subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding shares of AMPS held by such Existing Holder;

          (B) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding shares of AMPS held by such Existing Holder over the number of shares of AMPS subject to any Hold Order referred to in paragraph 10(c)(iv)(A) above (and if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares that can be the subject of valid Bids after application of paragraph 10(c)(iv)(A) above and of the foregoing portion of this paragraph 10(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of shares); and the number of shares, if any, subject to Bids not valid under this paragraph 10(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

          (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding shares of AMPS held by such Existing Holder over the number of shares of AMPS subject to Hold Orders referred to in paragraph 10(c)(iv)(A) and Bids referred to in paragraph 10(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of shares of AMPS subject to such Sell Orders is greater than such excess, the number of shares of AMPS subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of shares of AMPS equal to such excess.

     (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of shares of AMPS therein specified.

     (vi) Any Order submitted by a Beneficial Owner as a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date shall be irrevocable.

     (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

     (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

          (A) the excess of the total number of Outstanding shares of AMPS over the number of Outstanding shares of AMPS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available AMPS");

          (B) from the Submitted Orders whether the number of Outstanding shares of AMPS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

               (1) the number of Outstanding shares of AMPS that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

               (2) the number of Outstanding shares of AMPS that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding shares of AMPS in clause (1) above and this clause (2) are each zero because all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

          (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that if:

               (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the shares of AMPS that are the subject of such Submitted Bids, and

               (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the shares of AMPS that are the subject of such Submitted Bids, would result in the number of shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available AMPS.

     (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 10(d)(i), the Auction Agent shall advise the Corporation of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

          (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

          (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate; or

          (C) if all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders, the Dividend Period next succeeding the Auction shall automatically be the same length as the immediately preceding Dividend Period and the Applicable Rate for the next succeeding Dividend Period shall be equal to 60% of the Reference Rate (or 90% of such rate if the Corporation has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of AMPS) on the date of the Auction.

     (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares.

     Based on the determinations made pursuant to paragraph 10(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

     (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 10(e)(iii) and paragraph 10(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding shares of AMPS that are the subject of such Submitted Sell Order or Submitted Bid;

          (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid;

          (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

          (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid, unless the number of Outstanding shares of AMPS subject to all such Submitted Bids shall be greater than the number of Outstanding shares of AMPS ("Remaining Shares") equal to the excess of the Available AMPS over the number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 10(e)(i)(B) and paragraph 10(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding shares of AMPS, but only in an amount equal to the difference between (1) the number of Outstanding shares of AMPS then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of AMPS obtained by multiplying (x) the number of Remaining Shares by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS held by such Existing Holder subject to such Submitted

     Bid and the denominator of which shall be the sum of the number of Outstanding shares of AMPS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

          (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding shares of AMPS obtained by multiplying (x) the difference between the Available AMPS and the number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 10(e)(i)(B), paragraph 10(e)(i)(C) and paragraph 10(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of AMPS subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

     (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of AMPS are subject to Submitted Hold Orders), subject to the provisions of paragraph 10(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid;

          (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus



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     requiring such Potential Holder to purchase the Outstanding shares of
     AMPS that are the subject of such Submitted Bid; and

          (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between
     (1) the number of Outstanding shares of AMPS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of AMPS obtained by multiplying (x) the difference between the Available AMPS and the aggregate number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 10(e)(ii)(A) and paragraph 10(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding shares of AMPS subject to all such Submitted Bids and Submitted Sell Orders.

     (iii) If, as a result of the procedures described in paragraph 10(e)(i) or paragraph 10(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of AMPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of shares of AMPS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding share of AMPS purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole share of AMPS.

     (iv) If, as a result of the procedures described in paragraph 10(e)(i), any Potential Holder would be entitled or required to purchase less than a whole share of AMPS on any



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Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of AMPS for purchase among Potential Holders so that only whole shares of AMPS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of AMPS on such Auction Date.

     (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding shares of AMPS to be purchased and the aggregate number of the Outstanding shares of AMPS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding shares of AMPS.

     (f) Miscellaneous. The Corporation may interpret the provisions of this paragraph 10 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Beneficial Owners of AMPS. A Beneficial Owner or an Existing Holder (A) may sell, transfer or otherwise dispose of shares of AMPS only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 10 or to or through a Broker-Dealer, provided that in the case of all transfers other than pursuant to Auctions such Beneficial Owner or Existing Holder, its Broker-Dealer, if applicable, or its Agent Member advises the Auction Agent of such transfer and (B) except as



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otherwise required by law, shall have the ownership of the shares of AMPS held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Beneficial Owner's beneficial ownership. Neither the Corporation nor any Affiliate, other than an Affiliate that is a Broker-Dealer, shall submit an Order in any Auction. Any Beneficial Owner that is an Affiliate shall not sell, transfer or otherwise dispose of shares of AMPS to any Person other than the Corporation. All of the Outstanding shares of AMPS shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Corporation's option and upon its receipt of such documents as it deems appropriate, any shares of AMPS may be registered in the Stock Register in the name of the Beneficial Owner thereof and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

     11. Securities Depository; Stock Certificates.

     (a) If there is a Securities Depository, one certificate for all of the shares of AMPS shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Additional certificates may be issued as necessary to represent shares of AMPS. All such certificates shall bear a legend to the effect that such certificates are issued subject to the provisions restricting the transfer of shares of AMPS contained in these Articles Supplementary. Unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, the Corporation will also issue stop-transfer instructions to the Auction Agent for the shares of AMPS. Except as provided in paragraph (b) below, the Securities Depository or its



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

nominee will be the Holder, and no Beneficial Owner shall receive certificates representing its ownership interest in such shares.

     (b) If the Applicable Rate applicable to all shares of AMPS shall be the Non-Payment Period Rate or there is no Securities Depository, the Corporation may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 11(a)) registered in the names of the Beneficial Owners or their nominees and rescind the stop-transfer instructions referred to in paragraph 11(a) with respect to such shares.

     12. Termination of Rating Agency Provisions.

     (a) The Board of Directors may determine that it is not in the best interests of the Corporation to continue to comply with the provisions of paragraphs 7 and 8 hereof with respect to Moody's, and any other provisions hereof with respect to obtaining and maintaining a rating on the AMPS from Moody's (together, the "Moody's Provisions"), and paragraphs 7 and 8 hereof with respect to S&P, and any other provisions hereof with respect to obtaining and maintaining a rating on the AMPS from S&P (together, the "S&P Provisions"), in which case the Corporation will no longer be required to comply with any of the Moody's Provisions or the S&P Provisions, as the case may be, provided that (i) the Corporation has given the Auction Agent, the Broker-Dealers, Moody's or S&P and Holders of the AMPS at least 45 calendar days written notice of such termination of compliance, (ii) the Corporation is in compliance with the Moody's Provisions and the S&P Provisions, as the case may be, at the time the notice required in clause (i) hereof is given and at the time of the termination of compliance with the Moody's Provisions or the S&P Provisions, and (iii) the AMPS continue to be rated by at least one NRSRO at the time of the termination of compliance with the Moody's Provisions or the S&P Provisions, as the case may be.



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

     (b) On the date that the notice is given in paragraph 12(a) above and on the date that compliance with the Moody's Provisions and/or the S&P Provisions, as the case may be, is terminated, the Corporation shall provide the Auction Agent and Moody's or S&P, as applicable, with an officers' certificate as to the compliance with the provisions of paragraph 12(a) hereof, and the Moody's Provisions and/or the S&P Provisions, as applicable, on such later date and thereafter shall have no force or effect.



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

     IN WITNESS WHEREOF, MUNIYIELD NEW JERSEY INSURED FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President, and attested by its Secretary, on the ____ day of ____________, 2004.



                                MUNIYIELD NEW JERSEY INSURED FUND, INC.






                                By: ____________________________
                                    Name:
                                    Title:

Attest:





_____________________________
Name:
Title:   Secretary



     THE UNDERSIGNED, Vice President of MUNIYIELD NEW JERSEY INSURED FUND, INC. (the "Corporation"), who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, further certifies that, to the best of his knowledge, information and belief, these matters and facts contained herein are true in all material respects and that this statement is made under the penalties for perjury.









                                    By: ____________________________
                                        Name:
                                        Title:



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